MLCFC 2006-2 - New Issue $1.84bn Fixed Rate CMBS

Cls Size (M/S) Sub WAL LAUNCH
A1 53.8 Aaa/AAA 30.0 2.61 S+ 6 SUBJ
A2 88.2 Aaa/AAA 30.0 4.70 S+15
A3 54.5 Aaa/AAA 30.0 6.83 S+25 SUBJ
ASB 91.9 Aaa/AAA 30.0 7.16 S+25 SUBJ
A1A 265.9 Aaa/AAA ******NOT OFFERED******
A4 734.8 Aaa/AAA 30.0 9.72 S+27 SUBJ
AM 184.1 Aaa/AAA 20.0 9.94 S+31
AJ 138.1 Aaa/AAA 12.5 9.96 S+35 SUBJ

Expect to price tmrw afternoon

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